EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into Registration Statement No. 333-174413 on Form S-8 of our report dated April 1, 2013, relating to the 2012 consolidated financial statements of Legend Oil and Gas, Ltd. and subsidiary (which report expresses an unqualified opinion and includes an emphasis of a matter paragraph expressing substantial doubt about the Company's ability to continue as a going concern), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2012.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington
April 1, 2013